Exhibit 99.2

PRESS R E L E A S E

Contacts:	Analytical Surveys, Inc. Lori Jones Chief Financial Officer 210/657-1500	Pfeiffer High Public Relations, Inc. Geoff High 303/393-7044 geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS CURE OF DEFAULT ON SENIOR SECURED

CONVERTIBLE NOTE

Note Restructured and Maturity Extended

SAN ANTONIO, Texas – July 8, 2004 – Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that the event of default that was announced on June 1, 2004, has been cured with the restructuring of the Company’s $1.7 million Senior Secured Convertible Note (“Note”). The maturity of the Note has been extended until January 2, 2006. The Note is convertible into Common Stock pursuant to the terms of the previous Note or is payable in cash upon maturity at the option of the holder. The restructuring eliminated approximately $134,000 of accrued interest, and all penalties that had been incurred under the event of default. The holder of the Note relinquished its rights under a Warrant that was issued on April 2, 2002, pursuant to the issuance of the original Note and which provided the holder of the Note the right to purchase 500,000 shares of Common Stock. This Warrant was cancelled in the restructuring.

ASI provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K/A.

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